Exhibit 99.3

Papeles Allende, S.L.

Spanish GAAS Independent Auditor’s Report

PLANCONTROL AUDITORES Y CONSULTORES, S.L.

Inscrita en el R.O.A.C. con el numero S1266

Paseo de Sagasta, 43, 4° izda.

Tlno. 976 38 33 11 / Fax 976 25 31 63

50007 ZARAGOZA

Independent Auditors’ Report

To the Stockholders of Papeles Allende, S.L.:

We have audited the accompanying balance sheets of Papeles Allende, S.L. (the “Company”) as of December 31, 2006, 2005 and 2004, and the related statements of income for the years then ended, all expressed in euros. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Papeles Allende, S.L. as of December 31, 2006, 2005 and 2004, and the funds obtained and applied by them and the results of their operations for the years then ended, in conformity with accounting principles generally accepted in Spain.

Accounting principles generally accepted in Spain vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for years ended December 31, 2006, 2005 and 2004, and the determination of stockholders’ equity and financial position as of December 31, 2006, 2005 and 2004 to the extent summarized in Note 20.

Zaragoza, 19 July 2007

Plancontrol Auditores y Consultores, S.L.

Manuel Indarte Latorre

Papeles Allende, S.L.

Auditors’ Report

Financial statements for the year ended 31 December 2006 and Management Report

Translation of a report originally issued in Spanish based on our work performed in accordance with generally accepted auditing standards in Spain and of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 19). In the event of discrepancy, the Spanish-language version prevails.

AUDITORS’ REPORT ON FINANCIAL STATEMENTS

To the Shareholders of

Papeles Allende, S.L.

Barcelona

We have audited the financial statements of Papeles Allende, S.L. comprising the balance sheet at 31 December 2006 and the related income statement and notes to the financial statements for the year then ended. The preparation of these financial statements is the responsibility of the Company’s directors. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit work performed in accordance with generally accepted auditing standards, which require examination, by means of selective tests, of the evidence supporting the financial statements and evaluation of their presentation, of the accounting policies applied and of the estimates made. As required by Spanish corporate and commercial law, for comparison purposes the directors present, in addition to the 2006 figures for each item in the balance sheet, income statement and statement of changes in financial position, the figures for 2005. Our opinion refers only to the 2006 financial statements. On 31 March 2006, we issued our auditors’ report on the 2005 financial statements, in which we expressed an unqualified opinion.

In our opinion, the accompanying financial statements for 2006 present fairly, in all material respects, the net worth and financial position of Papeles Allende, S.L. at 31 December 2006 and the results of its operations and the funds obtained and applied by it in the year then ended, and contain the required information, sufficient for their proper interpretation and comprehension, in conformity with generally accepted accounting principles and standards applied on a basis consistent with that of the preceding year.

The accompanying directors’ report for 2006 contains the explanations which the directors consider appropriate about the Company’s situation, the evolution of its business and other matters, but is not an integral part of the financial statements. We have checked that the accounting information in the directors’ report is consistent with that contained in the financial statements for 2006. Our work as auditors was confined to checking the directors’ report with the aforementioned scope, and did not include a review of any information other than that drawn from the Company’s accounting records.

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 19). In the event of a discrepancy, the Spanish-language version prevails.

PAPELES ALLENDE, S.L.

BALANCE SHEETS AT 31 DECEMBER 2006 AND 2005 AND 2004

(euros)

	2006	2005	2004
ASSETS
FIXED ASSETS:
Stock-up expense	—	—	—
Intangible assets	581,890.00	240,981.00	141,652.00
Property, plant and equipment	11,063,297.98	10,217,816.63	10,776,519.76
Long-term investments	946,989.31	887,425.76	325,660.93

Total fixed assets	12,592,177.29	11,346,223.39	11,243,832.69

CURRENT ASSETS:
Inventories	1,392,206.43	1,159,237.46	1,093,267.62
Receivables	14,333,253.99	13,801,494.80	12,927,938.25
Short-term investments	655,332.99	4,357,410.62	1,767,504.97
Cash and cash equivalents	1,081,341.10	788,256.93	1,828,417.46
Accruals and deferred income	210,621.95	191,839.93	200,488.33

Total current assets	17,672,756.46	20,298,239.74	17,817,616.63

TOTAL ASSETS	30,264,933.75	31,644,463.13	29,061,449.32

LIABILITIES AND SHAREHOLDERS’ EQUITY
SHAREHOLDERS’ EQUITY (Note 10): Issued share capital	10,635,812.86	10,635,812.86	10,635,812.86
Share premium account	2,887,278.36	2,887,278.36	2,887,278.36
Reserves	3,909,177.46	6,631,105.56	5,614,303.62
Profit for the year	2,194,391.97	2,042,777.78	2,016,801.94
Interim dividend paid during the year	-1,221,176.47	—	-1,000,000.00

Total shareholders’ equity	18,405,484.18	22,196,974.56	20,154,196.78

DEFERRED INCOME:
Capital grants	5,067.29	—	—
Foreign exchange gains	153.02	1,272.06	415.86

Total deferred income	5,220.31	1,272.06	415.85

NON-CURRENT LIABILITIES:
Other payables	—	9,108.23	9,108.23

CURRENT LIABILITIES:
Amounts owed to credit institutions	767,640.97	—	188,219.29
Amounts owed to Group companies and associates	910,292.02	456,599.96	500,913.71
Trade payables	8,674,699.53	7,880,220.64	7,286,800.55
Other non-trade payables	1,501,596.74	1,100,287.68	918,816.09
Accruals and deferred income	—	—	2,978.82

Total current liabilities	11,854,229.26	9,437,108.28	8,897,728.46

TOTAL EQUITY AND LIABILITIES	30,264,933.75	31,644,463.13	29,061,449.32

The accompanying notes 1 to 19 are an integral part of the balance sheet at 31 December 2006.

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 19). In the event of a discrepancy, the Spanish-language version prevails.

PAPELES ALLENDE, S.L.

STATEMENTS OF INCOME

FOR THE YEARS ENDED

31 DECEMBER 2006 AND 2005 AND 2004

(Euros)

	2006	2005	2004
DEBIT
EXPENSES:
Supplies	39,298,350.31	33,023,823.97	28,544,076.49
Staff costs	7,548,355.54	6,624,906.48	5,903,418.10
Depreciation and amortisation of fixed assets	2,116,578.18	2,182,164.00	2,208,255.77
Changes in current asset provisions	117,562.63	65,348.79	97,315.67
Other operating expenses	13,324,862.00	11,204,850.30	9,373,848.09
OPERATING PROFIT	2,931,898.72	2,687,586.28	2,651,439.48

	65,337,607.38	55,788,679.82	48,778,353.60

Interest payable and similar charges:
For debts to third parties and similar expenses	60,111.64	30,570.19	38,566.99
Foreign exchange losses	43,010.52	8,875.45	20,286.92

II. NET FINANCIAL INCOME	63,046.52	—	—

	166,168.68	39,445.64	58,853.91

III. PROFIT ON ORDINARY ACTIVITIES	2,994,945.24	2,681,480.24	2,638,828.35

Losses on intangible and tangible fixed assets and securities investments	113,121.92	62,004.71	1,835.19
Extraordinary expenses	49,695.93	73,649.10	44,915.55
Expenses and losses from prior years	98,101.47	175,717.95	67,160.80
IV. EXTRAORDINARY PROFIT	—	43,139.54	31,268.75

	260,919.32	354,511.30	145,180.29

V. PROFIT BEFORE TAXES	2,955,902.80	2,724,619.78	2,670,097.10
Corporate income tax	761,510.83	681,842.00	653,295.16

VI. PROFIT FOR THE YEAR	2,194,391.97	2,042,777.78	2,016,801.94

CREDIT
INCOME:
Net sales	64,985,782.96	55,527,954.49	48,534,298.81
Increase in inventories of finished goods and work in progress	185,000.03	82,128.27	16,431.13
Other operating income	166,824.39	178,597.06	227,623.66

I. OPERATING LOSS	65,337,607.38	55,788,679.82	48,778,353.60

Other interest receivable and similar income	161,175.46	29,993.07	45,117.85
Foreign exchange gains	4,993.22	3,346.53	1,124.93
II. NET FINANCIAL LOSS	—	6,106.04	12,611.13

	166,168.68	39,445.64	58,853.91

III. LOSS ON ORDINARY ACTIVITIES	—	—

Profit on disposal of intangible and tangible fixed assets and securities investments	28,054.99	120,298.54	48,346.66
Capital grants and other deferred income transferred to profit or loss (Note 20)	3,040.37	—	72.06
Extraordinary income	63,480.98	63,984.19	13,613.67
Income and profit from prior years	127,300.54	170,228.57	83,147.90

IV. EXTRAORDINARY LOSS	39,042.44	—	—

	260,919.32	354,511.30	145,180.29

V. LOSS BEFORE TAXES	—	—	—

VI. LOSS FOR THE YEAR	—	—	—

The accompanying notes 1 to 19 are an integral part of the statements of income for the year ended 31 December 2006.

Papeles Allende, S.L.

Notes to the financial statements for the year ended December 2006

1. Company description

PAPELES ALLENDE, S.L. (formerly DESPERDICIOS DE PAPEL, S.L.) was incorporated in Madrid on 13 May 1977. It is registered in the Mercantile Registry of Madrid in General Volume 4,072, no. 3,882 of section 3, Folio 101, Sheet 37,306. Its tax identification number is B-28479533. On 31 December 1996 it changed its name to Papeles Allende, S.L.

Its registered address is Calle D, 57-59, Poligono Zona Franca, Barcelona.

Its corporate purpose is to:

Recover, classify, process, transform and sell any material from the paper, cardboard, scrap metal, textile, plastic, glass, wood and waste industries capable of being reused, recycled or incinerated; provide services outside its factories to public or private entities, including transport by road in Company-owned vehicles; and provide any public service that may be required.

Carry out or supervise waste management activities of any kind involving waste collection, storage, transport, reuse and disposal, and monitor disposal sites after closure.

Provide public hazardous and non-hazardous waste transport services, subject to proper authorization.

The Company may carry out some or all of these activities indirectly, through companies with similar or identical corporate purpose in which it has an ownership interest.

2. Basis of presentation

The financial statements are prepared from the Company’s computerised accounting records in accordance with legally established accounting standards, so as to give a true and fair view of the Company’s net assets, financial position and results of operations.

The financial statements for 2006 are pending approval by the General Meeting of Shareholders. The Company’s Board of Directors considers that the financial statements will be ratified without significant changes.

Pursuant to section 2 of article 173 of the Consolidated Text of the Public Limited Companies Act, the company has included among the intangible assets in the balance sheet Item 9, “Investments in leased property”, to reflect the significant investments it has made in the leased warehouses in which it carries on its waste recovery business.

Amounts in these financial statements (balance sheet, income statement and notes to the financial statements) are expressed in euros.

3. Appropriation of profit

The board of directors has recommended to the General Meeting of Shareholders that the profit for 2006 be appropriated as follows:

Item	Amount
Distributable profit
Profit or loss	2,194,391.97

2,194,391.97

Appropriation
To legal reserve	219,439.20
To voluntary reserves	753,776.30
To dividends	1,221,176.47

2,194,391.97

The total amount allocated to dividends for the year, €1,221,176.47, was paid out as an interim dividend under a board of directors resolution of 1 December 2006 and is recorded in the balance sheet under heading A-VII, “Interim dividend paid during the year”, as a deduction from shareholders’ equity.

Below is the provisional cash statement, demonstrating that the Company has sufficient cash to pay the agreed interim dividend. This statement covers a period of one year from the date of the board resolution.

Item	Amount
Cash holdings at the date of the dividend agreement	2,989,903.00
Forecasted receipts – forecasted payments over a one-year horizon	(576,560.00)

Forecasted cash balance after one year	2,413,343.00

Both the interim dividend paid and the dividend distribution provided for in the appropriation of profit for the year meet the requirements and limitations established in the Company’s Articles of Association and applicable law.

4. Accounting policies

The most significant accounting policies used in preparing these financial statements are detailed below:

a)	Start-up expenses

Start-up expenses are valued at the cost of the goods and services purchased and, in line with the principle of prudent accounting, have been fully depreciated during the year.

b)	Intangible assets

Intangible assets include computer software, which is valued at cost. The rate of amortisation used is 33%.

In accordance with the rules laid down by the Institute of Accounting and Auditing (ICAC) in its industry-specific adaptations of the General Chart of Accounts, and the response to Consultation No. 3 in ICAC Gazette (BOICAC) No. 44, the Company recognizes the significant investments it has made in the leased warehouses in which it carries on its waste recovery business under the heading investments in leased property. These investments are amortised over the lower of the term of the lease agreement, taking into account any extensions thereof, and the useful life of the asset.

c)	Property, plant and equipment

Property, plant and equipment is valued at cost, except for Buildings, which includes a revaluation of €1,643,830.61 resulting from the merger agreed on 31.12.96.

Repairs that do not extend the assets’ useful life, and maintenance expenses, are expensed as incurred. Costs of renovation, extension or improvement that extend the assets’ useful life are capitalized.

Depreciation is charged at the rates specified in the tables approved by Royal Decree 177712004/30, of 30 July, increased by the amount permitted for tax purposes for used goods, where appropriate. The company uses the straight line and the reducing balance methods of depreciation.

The average rates used to calculate the depreciation of property, plant and equipment are as follows:

Item	Rate
Buildings	2%, 3%, 4% and 5%

Plant and machinery	10%, 12%, 14% and 18%

Other fixtures, tools and furniture	8%, 10%, 12% and 15%

Other property, plant and equipment	10%, 16%, 18% and 25%

d)	Marketable securities and other similar investments

Investments in Group companies, associates and other companies are valued at cost.

The Company calculates the depreciation of investments in Group companies and associates based on the realisable value of the investees at year-end, according to the balance sheet for the period or, failing that, the last published balance sheet.

The “Short-term securities portfolio” account relates to an investment in a mutual fund, which is valued at cost.

Deposits and guarantees given are valued at the cash amount paid as a guarantee for the fulfilment of an obligation. They are classified as current or non-current according to whether they expire within one year or after one year.

e)	Non-trade receivables and payables

Non-trade receivables are carried at the cash amount granted, while receivables for the sale of fixed assets are carried at the assets’ selling price.

The Company calculates the corresponding provisions based on the risk of non-payment of the amounts owed.

Non-trade payables are recognised in the balance sheet at their maturity value, while payables for the purchase of fixed assets are recognised at their nominal value.

Both payables and receivables are classified as current or non-current according to whether they mature within one year or after one year.

f)	lnventories

Inventories are valued as follows:

•	Raw Materials: At cost.

•	Finished goods:

•	Recovered paper: At the average selling price at source during the last month, reduced by 20% to account for profit margin and direct selling costs.

•	Paper for the converted paper products business: At cost plus the value added by the conversion where appropriate.

g)	Grants

Capital grants are valued at the amount awarded and are transferred to profit or loss for the year in proportion to the depreciation charge on the assets financed with the grants.

h)	Trade receivables and payables

Short-term trade receivables and payables are recognised at their nominal value.

The allowance for uncollectible receivables is calculated based on the uninsured portion of the balance of doubtful accounts at 31 December.

i)	Income tax

The corporate income tax expense recorded in the financial statements for 2006 is €761,510.83. This amount has been calculated by applying a tax rate of 35% to the adjusted accounting profit (accounting profit before taxes, plus or minus any permanent differences) and subtracting tax deductions in the amount of €12,227.61, and also taking into account a tax decrease of €2,693.54 for the adjustment of tax assets and liabilities to the new tax rate of 32.5% at 31 December.

The only exception to the previous paragraph, as in previous years, is the omission of the temporary difference between accounting and tax criteria for the amortisation of goodwill, in line with the ICAC Resolution of 9 October 1997.

j)	Foreign currency transactions

1.	Inventories

The purchase price is translated into euros at the exchange rate ruling on the date of purchase.

2.	Receivables and payables

Foreign currency transactions are valued at the exchange rate ruling at the time of the transaction.

Realised and unrealised foreign exchange losses are generally transferred to profit or loss. Realised foreign exchange gains are credited to income, while unrealised gains are not dealt with through the income statement, except when the amount is small.

k)	Income and expenses

Income and expenses are recognised in the period in which they are earned or incurred, independently of the period in which they are received or paid.

The Company recognizes only the profits actually realised at year-end, while foreseeable risks and losses, including merely potential losses, are recognized as soon as they become known.

Revenues from sales of goods and services are recorded net of the taxes applicable to such transactions. Discounts included in the invoice are deducted from the transaction amount, except for cash discounts, which are treated as financial expenses.

The cost of purchases of goods or services, including transport and tax expenses but excluding deductible VAT paid, is recognised in the carrying amount of the goods or services purchased.

Discounts granted, after the corresponding invoice is issued or received, in respect of faulty goods, failure to meet delivery terms or for other similar reasons, as well as volume discounts, are recorded separately from the amounts of sales or purchases of goods, or revenues or expenses for services rendered or received.

l)	Environment

Costs incurred in environmental activities aimed at protecting and improving the environment are recognised as an expense in the year in which they are incurred.

When these costs are associated with the acquisition of new items of property, plant and equipment whose purpose is to protect and improve the environment, they are recognised in the carrying amount of property, plant and equipment.

5. Start-up expenses

The changes in the “Start-up expenses” account during 2006 and the balance at year-end are as follows:

Item	Balance at 31.12.05	Increases	Amortisation	Transfers	Balance at 31.12.06
Start-up expenses		15,253.50	32,224.76	16,971.26

6. Intangible assets

The movements in intangible assets during 2006 and the accumulated amortisation at year-end break down as follows:

a)	Intangible assets

	Balance at	Movements			Balance at
Item	31.12.05	Increases	Retirements	Transfers	31.12.06
Concessions, patents, licenses, brands and similar assets	5,943.28	0.00	0.00	0.00	5,943.28
Goodwill	15,865,264.69	0.00	0.00	0.00	15,865,264.69
Computer software	87,439.25	9,530.13	0.00	0.00	96,969.38
Investments in leased property	282,919.67	0.00	70,737.79	440,223.13	652,405.01

Total	16,241,566.89	9,530.13	70,737.79	440,223.13	16,620,582.36

b)	Accumulated depreciation

	Balance at	Movements			Balance at
Item	31.12.05	Increases	Retirements	Transfers	31.12.06
Concessions, patents, licenses, brands and similar assets	5,943.28	0.00	0.00	0.00	5,943.28
Goodwill	15,865,264.69	0.00	0.00	0.00	15,865,264.69
Computer software	70,802.25	9,640.13	0.00	0.00	80,442.38
Investments in leased property	58,575.67	57,499.23	24,072.79	(4,960.10)	87,042.01

Total	16,000,585.89	67,139.36	24,072.79	(4,960.10)	16,038,692.36

7. Property, plant and equipment

Balance and movements:

The movements in property, plant and equipment during 2006 and the accumulated depreciation at year-end are detailed below:

a)	Property, plant and equipment

	Balance at	Movements			Balance at
Item	31.12.05	Increases	Retirements	Transfers	31.12.06
Land and buildings	8,342,753.01	2,007.67	0.00	39,052.29	8,383,812.97
Plant and machinery	12,048,716.99	1,165,151.96	299,902.64	415,926.85	13,329,893.16
Other fixtures, tools and furniture	2,016,364.70	156,220.16	174,562.39	187,128.91	2,185,151.38
Advances on fixed assets and assets under construction	28,702.37	2,046,396.47	45,061.45	(1,124,250.79)	905,786.60
Other property, plant and equipment	2,697,314.23	119,236.36	173,276.14	24,948.35	2,668,222.80

Total	25,133,851.30	3,489,012.62	692,802.62	(457,194.39)	27,472,866.91

b)	Accumulated depreciation

	Balance at	Movements			Balance at
Item	31.12.05	Increases	Retirements	Transfers	31.12.06
Buildings	2,342,209.75	266,645.96	0.00	0.00	2,608,855.71
Plant and machinery	9,021,945.99	1,320,365.61	267,114.44	0.00	10,075,197.16
Other fixtures, tools and furniture	1,379,291.70	215,649.85	115,854.39	4,960.10	1,484,047.26
Other property, plant and equipment	2,172,587.23	240,932.71	172,051.14	0.00	2,241,468.80

Total	14,916,034.67	2,043,594.13	555,019.97	4,960.10	16,409,568.93

Other information

The “Buildings” account includes a revaluation of €1,643,830.61 resulting from the merger agreed on 31.12.96.

The net cumulative gain at year-end and the effect of this gain on the depreciation charge for the year are shown in the following table:

Item	Amount
Investment	1,643,830.61
Depreciation expense for the year	68,383.00
Accumulated depreciation at year-end	683,269.61

Investments in property, plant and equipment purchased from Group companies and associates, and the associated accumulated amortisation to 31 December 2006, are detailed below:

Item	Investment	Accumulated depreciation
Furniture (2005)	450.00	157.00

At year-end 2006, fully depreciated property, plant and equipment in service amounted to €7,040,672.72. Details are given below:

Item	Amount
Buildings	134,960.98
Plant and machinery	5,050,683.93
Other fixtures, tools and furniture	659,109.17
Other property, plant and equipment	1,195,918.64

Part of the Company’s activity is carried out on a site in the Zona Franca area of Barcelona under a 50-year lease, running from 1970 to 2020, renewable upon expiry. The buildings on the Zona Franca site are depreciated according to the term of the lease of the land on which they are built.

It is the Company’s policy to purchase such insurance cover as may be necessary to protect against the risks to which its property, plant and equipment is exposed.

8. Investments

Balance and movements

The opening and closing balance and the movements in long and short-term investments during 2006 are

a)	Long-term investments

	Balance at 31.12.05	Movements			Balance at 31.12.06
		Increases	Retirements	Transfers
Investments in Group companies	415,378.33	0.00	0.00	0.00	415,378.33

Investments in associates	450,253.03	0.00	0.00	0.00	450,253.03

Long-term securities portfolio	66,111.36	29,991.00	0.00	0.00	96,102.36

Other loans and advances	58,160.83	0.00	0.00	(16,951.56)	41, 209.27

Long-term deposits and guarantees	47,775.24	63,457.41	16,933.30	0.00	94,299.35

Provision for depreciation of investment in associates	(150,253.03)	0.00	0.00	0.00	(150,253.03

Total	887,425.76	93,448.41	16,933.30	(16,951.56)	946,989.31

b)	Short-term investments

	Balance at 31.12.05	Movements			Balance at 31.12.06
		Increases	Retirements	Transfers
Short-term loans to Group companies	0.00	5,131.90	5,131.90	0.00	0.00

Short-term securities portfolio	4,200,000.00	2,711,702.78	6,305,008.57	0.00	606,694.21

Other loans and advances	162,966.44	131,507.55	257,230.95	16,951.56	54,194.60

Long-term deposits and guarantees	150.25	21,736.16	21,736.16	0.00	150.25

Provisions for short-term loans	(5,706.07)	0.00	0.00	0.00	(5,706.07)

Total	4,357,410.62	2,870,078.39	6,589,107.58	16,951.56	655,332.99

Information about Group companies and associates

investments in Group companies and associates: for commercial reasons, it is considered that disclosure of this information in these notes might seriously damage the Company’s interests. Therefore, in accordance with article 200, 2a of the Implementing Regulations of the Public Limited Company Act, this information is omitted.

Other information

At year-end, “Other loans and advances”, non-current, totalled €41,209.27. This amount corresponds entirely to credit extended upon disposal of fixed assets. The loans have the following maturities:

Item	2008	2009	2010
Other loans and advances	16,951.56	17,406.35	6,851.36

Two loans for the disposal of fixed assets in the initial amount of €92,471.48 have been granted under a purchase and sale agreement by instalments, with a retention of title clause until the full amount agreed upon is received.

The average return on the short-term securities portfolio was 2.87%.

The long-term deposits and guarantees have no fixed maturity date.

9. Inventories

The “Inventories” account breaks down as follows:

Item	Amount
Raw materials and other supplies	109,984.79
Finished goods	1,183,638.55
Advances	98,583.09

Total	1,392,206.43

10. Shareholders’ equity

Balance and movements

	Balance at 31.12.05	Movement			Balance at 31.12.06
		Increases	Decreases	Transfers
Share capital	10,635,812.86	0.00	0.00	0.00	10,635,812.86

Share premium account	2,887,278.36	0.00	0.00	0.00	2,887,278.36

Legal reserve	1,695,621.16	0.00	0.00	204,277.78	1,899,898.94

Differences on translation of capital to euros	214.21	0.00	0.00	0.00	214.21

Voluntary reserves	4,935,270.19	0.00	4,764,705.88	1,838,500.00	2,009,064.31

Profit or loss	2,042,777.78	2,194,391.97	0.00	(2,042,777.78)	2,194,391.97

Interim dividend paid during the year	0.00	(1,221,176.47)	0.00	0.00	(1,221,176.47)

Total	22,196,974.56	973,215.50	4,764,705.88	0.00	18,405,484.18

Other information

The company’s share capital amounts to €10,635,812.86, divided into 1,769,686 indivisible and aggregable participation units numbered 1 to 1,769,686 inclusive, with a par value of €6.01 per unit. All units are issued and fully paid.

The share capital is owned directly by two companies. One owns 85% and the other, 15%.

On 16 January 2006, the General Meeting approved the distribution of a dividend of €1,235,294.12 from voluntary reserves. And on 11 July 2006, the General Meeting approved the distribution of a dividend of €3,529,411.76 from voluntary reserves

11. Grants

During the year, the Company received €10,810.00 in subsidies for the acquisition of positioning systems. A total of €5,742.71 of capital grants has been amortised to the income statement, of which €2,702.34 is recorded as income from previous years.

The Company has met all the conditions to be eligible for these grants.

12. Non-trade payables

Breakdown

Item E.III.1 on the liabilities side of the balance sheet, amounting to €397,288.56, reflects amounts owed for purchases and services received from Group companies, without there being any loan or interest payable.

Item E.III.2 on the liabilities side of the balance sheet, amounting to €513,003.46, reflects amounts owed for purchases and services received from Group companies, associated without there being any loan or interest payable.

Item E.V.3 on the liabilities side of the balance sheet, amounting to €619,405.26, reflects short-term debts to suppliers of fixed assets.

Other information

At 31 December 2006 the limit on the bill discounting facility granted by banks was €2,103,552.10 and the amount of credit drawn was €767,640.97.

At 31 December 2006 the Company had no debts secured by collateral.

13. Tax matters

A reconciliation of accounting profit for 2006 to taxable income is provided below:

Item	Increases	Decreases	Amount
Accounting profit for the year			2,194,391.97

Corporate income tax	761,510.83	0.00	761,510.83

Permanent differences	6,724.50	20,043.29	(13,318.79)

Temporary differences	88,591.99	739,598.55	(651,006.56)

to) Arising in the current year	88,591.99	0.00

b) Arising in prior years	0.00	739,598.55

Taxable income			2,291,577.45

Other information

On 31 December 1996 a merger agreement was signed between: Desperdicios de Papel, S.L. as acquirer and Papeles Allende, S.A., Papeles Barcelona, S.A. and Inversiones PGA, S.A. as acquirees.

For accounting purposes the merger date, and the date from which the acquirees were understood to be operated by the acquirer, was 1 January 1997. Information about the merger is disclosed in the notes to the financial statements for 1997, as required under article 93 of Royal Decree-Law 4/2004, of 5 March, enacting the Consolidated Text of the Corporate Tax Act.

All the Company’s tax returns that have not been inspected and for which the statutory limit for tax assessments has not expired remain open to inspection by the tax authorities.

Under current tax law, tax returns cannot be considered definitive until they have been verified by the tax authorities or the statutory limit for assessments has expired.

In the opinion of the Company’s management, there are no material contingencies that might arise from inspection of the years liable to audit.

The corporate income tax expense recorded in the financial statements for 2006 is €761,510.83. This amount has been calculated by applying a tax rate of 35% to the adjusted accounting profit (accounting profit before taxes, plus or minus any permanent differences) and subtracting tax deductions in the amount of €12,227.61, and also taking into account a tax decrease of €2,693.54 to reflect the adjustment of deferred tax assets and liabilities to the tax rate of 32.5% at 31 December.

The only exception to the previous paragraph, as in previous years, is the omission of the temporary difference between accounting and tax criteria for the amortisation of goodwill, in line with the ICAC Resolution of 9 October 1997.

The movements in deferred income tax assets during 2006 are shown below:

Item	Amount

Pending recovery at the start of the year	6,702.42

Deferred tax assets recognised in 2006	31,007.20

Deferred tax assets from previous years recovered in 2006	0.00

Adjustment of deferred tax assets to account for change in tax rate	(2,693.54)

Pending recovery at the end of the year	35,016.08

The movements in deferred tax liabilities during 2006 are shown below:

Item	Amount
Pending settlement at the start of the year	0.00

Deferred tax liabilities recognised in 2006	0.00

Deferred tax liabilities from previous years settled during 2006	0.00

Pending settlement at the end of the year	0,00

In 2006 the Company claimed tax deductions amounting to €12,227.61 from total corporate income tax due. This amount breaks down as follows:

Item	Amount
Training expenses	6,306.02

Investments aimed at protecting the environment	1,045.66

Reinvestment	3,761.37

Positioning systems for industrial vehicles	1,114.56

Total	12,227.61

The Company has no unused corporate income tax incentives.

The Company has no unused tax losses from previous years.

As of year-end the Company had paid €663,764.14 in corporate income tax through interim payments and withholdings.

Reinvestment of extraordinary profit at 31 December 2006 (Art. 42, TRLIS): The Company claimed the deduction for reinvestment on extraordinary profit for 2006. In accordance with article 42.8 of Royal Decree-Law 4/2004 of 5 March, enacting the Consolidated Text of the Corporate Tax Act, the date and amount of the deduction for reinvestment are as shown below:

Year in which the gain arose	Income eligible for deduction	Date on which the gain was reinvested
2006	18,806.87	2006

The Company claimed the deduction for reinvestment on extraordinary profit for 2005. In accordance with article 42.8 of Royal Decree-Law 4/2004 of 5 March, enacting the Consolidated Text of the Corporate Tax Act, the date and amount of the deduction for reinvestment are as shown below:

Years in which the gain arose	Income eligible for deduction	Date on which the gain was reinvested
2005	5,866.89	2005

The Company claimed the deduction for reinvestment on extraordinary profit for 2004. In accordance with Article 42.8 of Royal Decree-Law 4/2004 of 5 March, enacting the Consolidated Text of the Corporate Tax Act the date and amount of the deduction for reinvestment are as shown below:

Year in which the gain arose	Income eligible for deduction	Date on which the gain was reinvested
2004	39,641.33	2004

In 2003, deferred amounts from 2001 pending reinvestment were deducted under transitional provision 38 of Law 24/2001, given that the reinvestment occurred in that year. In accordance with article 36.8 ter. of the Corporate Tax Act (now article 42.8 of Royal Decree-Law 4/2004, of 5 March, enacting the Consolidated Text of the Corporate Tax Act), the date and amount of the deduction for reinvestment are as shown below:

Year in which the gain arose	Income eligible for deduction	Date on which the gain was reinvested
2001	73,639.09	2003

The Company claimed the deduction for reinvestment on extraordinary profit for 2003. In accordance with the article 36.8 ter. of the Corporate Tax Act (now article 42.8 of Royal Decree-Law 4/2004), the date and amount of the deduction for reinvestment are as shown below:

Year in which the gain arose	Income eligible for deduction	Date on which the gain was reinvested
2003	123,670.95	2003

In accordance with the ICAC Resolution of 9 October 1997 and based on the principle of prudent valuation, the Company,

.. did not record any tax credit in previous years.

As of 31 December 2006 the Company had no deferred income tax assets due to the temporary difference between accounting and tax criteria for the amortisation of goodwill. Deferred income tax assets have been treated as follows:

.. in previous years the Company did not recognise deferred income tax assets arising in the years to 2000 in the cumulative amount of €1,854,107.36 (35% of €5,297,449.60) due to the temporary difference between accounting and tax criteria for the amortisation of goodwill.

.. in previous years the Company did not recognise the decrease in deferred income tax assets arising in the years to 2001, 2002, 2003, 2004 and 2005 in the cumulative amount of €1,595,247.89 (35% of €4,557,851.05) due to the decrease of the temporary difference between accounting and tax criteria for the amortisation of goodwill.

The Company has not recognised deferred income tax assets arising in 2006 in the amount of €258,859.47 (35% of €739,598.55) due to the decrease of the temporary difference between accounting and tax criteria for the amortisation of goodwill.

In 1996, a provision was recorded for the depreciation of the goodwill in Desperdicios de Papel, S.L. in the amount of €3,818,252.53, which for corporate income tax purposes was considered a permanent gain, as did not classify as a tax-deductible expense under article 12 of Royal Decree-Law 4/2004, of 5 March, enacting the Consolidated Text of the Corporate Tax Act. In 2006, €20,043.29 of said amount has been recorded as a permanent loss, leaving €3,798,209.24 outstanding for future periods.

14. Guarantees issued on behalf of third parties and other contingent liabilities

At 31 December 2006, the Company has not issued any guarantees to official bodies or raw materials suppliers on behalf of third parties.

15. Income and expenses

Breakdown

Item 2.b on the debit side of the income statement, “Consumption of raw materials and other consumables”, breaks down as follows:

Item	Amount
Purchases of raw materials and other consumables	39,351,333.85

Returns of purchased goods and similar transactions	(663,679.60)

Change in inventory of raw materials and other consumables	(16,838.03)

Total	38,670,816.17

Item 3.b on the debit side of the income statement, “Employee welfare expenses”, breaks down as follows:

Item	Amount
Social security paid by the Company	1,659,474.66

Contributions to complementary pension systems	5,895.07

Other employee welfare expenses	312,877.60

Total	1,978,247.33

Item 5.b on the debit side of the income statement, “Change in allowance for and losses on uncollectible receivables”, breaks down as follows:

Item	Amount
Losses on uncollectible trade receivables	2,050.04

Addition to the allowance for uncollectible receivables	145,579.18

Allowance to collectible receivables used	(30,066.59)

Total	117,562.63

Other information

Details of transactions with Group companies and associates during 2006 are given below:

Item	Group companies	Associates
Purchases, returns of purchased goods, and rebates	1,874,572.80	2,561,288.46

Sales, returns of goods sold, and rebates	18,344,019.74	207,022.61

Services provided	87,382.41	475.64

Services received	936,730.52	8,270.21

Dividends distributed	5,088,000.00	0.00

The Company has made foreign currency purchases in the amount of €1,092,951.53, received services in the amount of €6,741.02 and made foreign currency sales in the amount of €1,034,365.45.

Details of the distribution of the Company’s net sales by business line and geographical market are omitted in these notes to the financial statements as disclosure would be commercially and competitively damaging to the Company.

The average number of employees during 2006, by job category, was as follows:

Job category	Number
Senior managers	10.49

Middle managers	15.96

Technical staff	25.97

Administrative staff	20.28

Labourers	130.83

Total	203.53

The fees invoiced to Papeles Allende, S.L. during 2006 for the auditing of the financial statements amounted to €18,972.00.

Extraordinary expenses in the amount of €27,291.78 relate mainly to accidents during the year.

Extraordinary income in the amount of €49,633.32 relates to rectifications of balances with third parties.

Expenses and losses from previous years in the amount of €75,095.12 and income and profit from previous years totaling €113,947.96 relate mainly to rectifications and adjustments for differences in forecasts.

16. Environmental information

Environmental assets and associated accumulated depreciation at 31 December 2006 are as follows:

Item	Investment at 31.12.06	Accumulated depreciation at 31.12.06
Transport equipment	1,105,128.76	885,534.76

Expenses incurred in the year for the purpose of protecting and improving the environment are detailed below:

Item	Amount
ISO 14001	735.00

The Company has no revenues or liabilities deriving from environmental activities.

17. Other information

The Company is exempt from the requirement to prepare consolidated financial statements, as it satisfies the conditions established in article 9 of Royal Decree 1815/91, of 20 December. The Company belongs to the ARAGOCIAS, S.A. group, whose registered address is in Zaragoza.

The Company has not paid any amounts to directors in the form of salaries, fees or other remuneration.

It has not granted any advances or loans to directors

The Company has no pension or life insurance obligations towards its directors.

The present value of the Company’s obligations to its employees is covered by an insurance policy.

18. Post-balance sheet events

There have been no post-balance sheet events important enough to alter the information provided in the financial statements and management report for 2006.

19. Cash Flows statements for the years ended 31 december 2006 and 2005 and 2004

	Euros			SOURCES	Euros
APPLICATION	2006	2005	2004		2006	2005	2004
Start-up and debt arrangement expenses	32,224.76	11,546.93	4,327.18	Cash generated from operations	4,397,209.91	4,166,647.95	4,181,279.71
Fixed asset acquisitions:				Capital grants	10,810.00	—
-Intangible assets	468,073.26	147,493.12	11,729.74	Fixed asset disposals	107,467.12	321,169.32	73,224.13
-Property, plant and equipment	2,992,398.95	1,826,625.31	1,530,187.77
- Long-term investments	93,448.41	609,910.83	9,793.95	Prepayment or reclassification of investments from long-term to short-term	16,951.56	48,148.00	40,480.56
Dividends	5,985,882.35	—	1,000,000.00
				Change in short-term deferred income	—	856.21	415.85
Change in short-term deferred income	3,015.12	—	187,859.23
TOTAL APPLICATIONS	9,676,042.85	2,595,676.19	2,743,897.87	TOTAL SOURCES	4,632,438.69	4,536,819.48	4,295,400.25

EXCESS OF SOURCES OVER APPLICATIONS (INCREASE				EXCESS OF APPLICATIONS OVER SOURCES (DECREASE
IN WORKING CAPITAL)	—	1,941,243.29	1,561,602.38	IN WORKING CAPITAL)	6,042,604.26	—	—

TOTAL	9,576,042.95	4,536,819.48	4,296,400.26	TOTAL	9,676,042.86	4,536,819.48	4,296,400.25

The changes in working capital are summarized below:

The reconciliation of profit to cash generated from operations is as follows:

Amount
Accounting profit for 2006	2,194,391.97
Start-up and debt arrangement expenses	32,224.76
Provision for amortisation of intangible assets	67,139.36
Provision for depreciation of property, plant and equipment	2,017,214.06
Correction of prior-period depreciation errors	5,280.79
Lose on disposal of tangible and intangible fixed assets and long-term investments	113,121.92
Correction of long-term guarantees	1,634.75
Gain on disposal of fixed assets	28,054.99
Capital grants transferred to profit	5,742.71

Cash generated from operations	4,397,209.91

19. Explanation added for translation to English

These financial statements are presented on the basis of accounting principles generally accepted in Spain. Certain accounting practices applied by the Company that conform with generally accepted accounting principles in Spain may not conform with generally accepted accounting principles in other countries.

20. Net income and Shareholders equity reconciliation to US GAAS and US cash flow statement

COMPANY	PAPELES ALLENDE S.L.

	NET INCOME			SHAREHOLDERS EQUITY
	YEAR ENDED			YEAR ENDED
INCOME STATEMENT	12/31/2006	12/31/2005	12/31/2004	12/31/2006	12/31/2005	12/31/2004
NET INCOME SHOWN IN THE FINANCIAL STATEMENTS	2,194,392	2,042,778	2,016,802	18,405,484	22,196,975	20,154,197

ITEMS HAVING EFFECT OF INCREASING REPORTED INCOME
GOODWILL AMORTIZATION	0	0	0	0	0	0
POSITIVE EXCHANGE ADJUSTMENTS	153	1,272	416	153	1,272	416

ITEMS HAVING EFFECT OF DECREASING REPORTED INCOME

TAX ADJUSTMENT OF ABOVE	-54	-445	-146	-54	-445	-146

NET INCOME ACCORDING TO US GAAP	2,194,491	2,043,605	2,017,072	18,405,584	22,197,801	20,154,467

UNDER SPANISH GAAP POSITIVE EXCHANGE ADJUSTMENTS ARE REGISTED TO THE BALANCE SHEET

PAPELES ALLENDE S.L.

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN EUROS

	FOR THE 12 MONTHS
	12/31/2006	12/31/2005	12/31/2004
OPERATING ACTIVITIES:
Net earnings:	2,194,491	2,043,605	2,017,072
Adjustment to reconcile net earnings to net cash provided by operating activities:
Loss on sales of marketable securities
Depreciation of property, plant and equipment	2,022,495	2,122,453	2,191,671
Amortization of other assets	67,139	48164	15,063
(Gain) loss on sale of property, plant and equipment	85,067	-58294	-46,511
Advances to & investments in subsidiaries
Equity in net earnings
Deferred income taxes
Changes in assets and liabilities excluding the effects of acquisitions:
Decrease/(increase) in marketable securities
Decrease/(increase) in accounts receivable	-531,759	-873,557	-136,628
Decrease/(increase) in inventories	-232,969	-65,970	-76,325
Decrease/(increase) in other current assets	3,702,078	-2,589,905	-1,572,296
Decrease/(increase) in intercompany activities-us	0	0
Decrease/(increase) in other assets	-20,416	8,648	5,611
Decrease/(increase) in Goodwill/Step Up for Additional purchase price	0	0
lncrease/(decrease) in accounts payable and accrued expenses	2,417,274	539,409	-450,406
lncrease/(decrease) in other liabilities	0	0

Net cash provided by operating activities	9,703,400	1,174,554	1,947,252

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of PPE	99,381	321169	73,224
Proceeds from sale of marketable securities	25,038	48146	40,481
Business acquisitions net of cash acquired
Capital expenditures	-3,455,404	-2524218	-1,541,918
FINANCIAL INVESTMENTS	-93,448	-59811	-9,794
Proceeds from sale of property, plant and equipment
DIVIDENDS	-5,985,882		-1 ,000,000
Decrease/(increase) in restricted cash

Net cash used in investing activities	-9,410,316	-2,214,714	-2,438,007

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt
Proceeds from long-term debt
Deferred Financing Fees
Purchase of treasury stock

Net cash used in financing activities	0	0	0

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	293,084	-1,040,160	-490,755
CASH AND CASH EQUIVALENTS, beginning of period	788,257	1,828,417	2,319,172

CASH AND CASH EQUIVALENTS, end of period	1,081,341	788,257	1,828,417

Translation of a report originally issued in Spanish. In the event of a discrepancy, the Spanish-language version prevails.

Papeles Allende, S.L.

Management Report

3 December 2006

Dear Shareholders,

In compliance with legal requirements, we present the following information about the Company’s progress.

1.	BUSINESS REVIEW AND FINANCIAL POSITION OF THE COMPANY IN 2006

Net turnover rose 17%, from €55,527,954.49 in 2005 to €64,985,782.96 in 2006.

Operating profit increased from €2,687,586.28 to €2,931,898.72.

The financial result went from a loss of €6,106.04 in 2005 to a profit of €63,046.52 in 2006.

Profit on ordinary activities increased from €2,681,480.24 to €2,994,945.24.

Extraordinary profit or loss went from a profit of €43,139.54 in 2005 to a loss of €39,042.44 in 2006.

Profit before tax increased from €2,724,619.78 to €2,955,902.80.

Profit after tax increased from €2,042,777.78 to €2,194,391.97.

The Company’s financial position at 31 December remains as stable as in previous years, further strengthened by recent years’ profits.

The following environmental matters deserve mention:

At year-end, the Company has environmental assets in the amount of €1,105,128.76, with accumulated depreciation of €885,534.76.

The Company’s expenses arising from environmental activities during the year amount to €735.00.

The Company has no revenues or liabilities deriving from environmental activities.

The average number of employees during 2006 was 203.35, of which 187.69 were permanent and 15.66 temporary.

2.	MAIN RISKS AND UNCERTAINTIES FACING THE COMPANY

The Company faces no specific risks or uncertainties, apart from those arising from industry competition.

3.	OUTLOOK FOR 2007

The Company expects to maintain a rate of growth slightly above the industry average.

4.	POST-BALANCE SHEET EVENTS

No event has occurred that might significantly alter the information available at the balance sheet date.

5.	OWN SHARES

The Company does not hold any own shares.

The Company has not traded in its own shares.

6.	RESEARCH AND DEVELOPMENT

The Company did not engage in any specific research and development activities during 2006.